NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

December 27, 2012

NYSE MKT LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

ATC Venture Group, Inc.

Common Stock, $0.0001 Par Value

Commission File Number – 001-31715

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(b)(i)(C) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company whose  aggregate market value of shares publicly held is less than $1,000,000 for more than 90 consecutive days;

(b)

Sections 134 and 1101 of the Company Guide which state, in part, that an issuer having a security listed on the Exchange is required to file with the Exchange three (3) copies of all reports and other documents filed or required to be filed with the SEC. Listed issuers must comply with applicable SEC requirements with respect to the filing of reports and other documents through the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") system, and an issuer which submits such reports through EDGAR (as well as any reports which are permitted but not required to be submitted through EDGAR) will be deemed to have satisfied its filing requirement to the Exchange.  All required reports shall be filed with the Exchange on or before the date they are required to be filed with the SEC or appropriate regulatory authority; and

(c)

Section 1003(f)(v) of the Company Guide which states a company whose common stock sells for a substantial period of time at a low price per share and who fails to effect a reverse split of such shares within a reasonable amount of time after being notified that the Exchange deems such actions to be appropriate.

2.

The Common Stock (“Common Stock”) of ATC Venture Group, Inc. (the “Company” or “ATC”) does not qualify for continued listing for the following reasons.

(a)

The Company’s market value of shares publicly held continued to be less than $1,000,000 for more than 90 consecutive days;

(b)

The Company did not file its Form 10-Q for the period ended June 30, 2012 within the applicable timeframe as set forth under the SEC requirements; and

(c)

 The Company maintained a low selling price in violation of the Exchange’s continued listing standards and to date, the Company failed to achieve an acceptable selling price through organic measures and/or effect a reverse stock split to increase its selling price.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On August 3, 2012 and August 21, 2012, respectively, the Exchange notified the Company that it is not in compliance with the following Sections of the Company Guide:

•

Section 1003(b)(i)(C) in that the Company’s aggregate market value of shares publicly held was less than $1,000,000 for 90 consecutive days, as of August 2, 2012; and

•

Section 134 and 1101 insofar as the Company has yet to file its Form 10-Q for the quarter ended June 30, 2012.

In addition, on July 2, 2012, Staff issued an early warning for low selling price and subsequently cited the Company for this deficiency on October 5, 2012.

(a)

After careful review of the Business Plan and the information provided by the Company, Staff determined, on behalf of the Exchange, not to accept the Plan.  By letter dated October 5, 2012, the Exchange notified the Company of its intention to initiate delisting proceedings.   ATC was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by October 12, 2012.

(b)

In a letter to the Exchange on October 12, 2012, ATC requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.

(c)

On December 6, 2012, a hearing, at which the Company’s representative were present, was conducted before the Panel.  By letter dated December 10, 2012, the Exchange notified ATC of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on NYSE MKT and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities (the “Committee”) review the Panel’s decision within fifteen days.

(d)

The Company did not appeal the Panel’s decision to the Committee within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Robert Davis, Chief Executive Officer, Chief Financial Officer & Chief Operating Officer of ATC Venture Group, Inc.

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE MKT LLC